Exhibit 10(f)

TENET

SEVENTH AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective as of May 9, 2012

TABLE OF CONTENTS
SEVENTH AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I PREAMBLE AND PURPOSE		1
1.1	Preamble	1
1,2	Purpose	1

ARTICLE II DEFINITIONS		2
2.1	Act	2
2.2	Actuarial Equivalent	2
2.3	Acquisition	2
2.4	Agreement	2
2.5	Alternate Payee	2
2.6	AMI SERP	2
2.7	Board	2
2.8	Bonus	2
2.9	Cause	2
2.10	Change of Control	2
2.11	Code	2
2.12	Company	2
2.13	Compensation Committee	3
2.14	Controlled Group Member	3
2.15	Date of Employment	3
2.16	Date of Enrollment	3
2.17	Deferred Vested Retirement Benefit	3
2.18	Disability	3
2.19	Disability Retirement Benefit	3
2.20	DRO	3
2.21	Early Retirement	4
2.22	Early Retirement Age	4
2.23	Early Retirement Benefit	4
2.24	Earnings	5
2.25	Effective Date	5
2.26	Eligible Children	5
2.27	Eligible Employee	5
2.28	Employee	5
2.29	Employer	5
2.30	Employment	5
2.31	ERA	5
2.32	Executive Severance Plan	5
2.33	Existing Retirement Benefit Plans Adjustment Factor	5
2.34	Final Average Earnings	6
2.35	Five Percent Owner	6
2.36	Good Reason	6
2.37	Initial Election Period	6
2.38	Key Employee	6
2.39	Normal Retirement	7
2.40	Normal Retirement Age	7

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2.41	Normal Retirement Benefit	7
2.42	Normal Retirement Date	8
2.43	One Percent Owner	8
2.44	PAC	8
2.45	Participant	8
2.46	Plan Administrator	8
2.47	Plan Year	8
2.48	Prior Service Credit Percentage	8
2.49	Retirement Benefit	8
2.50	Retirement Plans	8
2.51	Severance Plan	9
2.52	Subsidiary	9
2.53	Surviving Spouse	9
2.54	Termination of Employment	9
2.55	Termination without Cause	9
2.56	Trust	9
2.57	Trustee	9
2.58	Year	9
2.59	Year of Service	9

ARTICLE III ELIGIBILITY AND PARTICIPATION		11
3.1	Determination of Eligibility	11
3.2	Early Retirement Election	11
3.3	Loss of Eligibility Status	11
3.4	Initial ERA Participation	11
3.5	Subsequent ERA Participation	11
3.6	Initial AMI SERP Participation	11

ARTICLE IV RETIREMENT BENEFITS		13
4.1	Normal Retirement Benefit	13
4.2	Early Retirement Benefit	14
4.3	Vesting of Retirement Benefit	15
4.4	Deferred Vested Retirement Benefit	15
4.5	Deferral of Distributions	16
4.6	Duration of Benefit Payment	17
4.7	Recipients of Benefit Payments	17
4.8	Disability	18
4.9	Change of Control	19
4.10	Golden Parachute Limitation	20
4.11	Executive Severance Plan	20

ARTICLE V PAYMENT		21
5.1	Commencement of Payments	21
5.2	Withholding; Unemployment Taxes	21
5.3	Recipients of Payments	21
5.4	No Other Benefits	21
5.5	No Lump Sum Form of Payment	21

ARTICLE VI PAYMENT LIMITATIONS		22
6.1	Spousal Claims	22
6.2	Legal Disability	22
6.3	Assignment	22

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ARTICLE VII ADMINISTRATION OF THE PLAN		24
7.1	The PAC	24
7.2	Powers of the PAC	24
7.3	Appointment of Plan Administrator	24
7.4	Duties of Plan Administrator	24
7.5	Indemnification of the PAC and Plan Administrator	25
7.6	Claims for Benefits.	26
7.7	Arbitration	29
7.8	Receipt and Release of Necessary Information	30
7.9	Overpayment and Underpayment of Benefits	30
7.10	Change of Control	31

ARTICLE VIII AMENDMENT AND TERMINATION OF THE PLAN		32
8.1	Continuation	32
8.2	Amendment of Plan	32
8.3	Termination of Plan	32
8.4	Termination of Affiliate’s Participation	33

ARTICLE IX CONDITIONS RELATED TO BENEFITS		34
9.1	No Right to Assets	34
9.2	No Employment Rights	34
9.3	Offset	35
9.4	Conditions Precedent	35

ARTICLE X MISCELLANEOUS		36
10.1	Gender and Number	36
10.2	Notice	36
10.3	Validity	36
10.4	Applicable Law	36
10.5	Successors in Interest	36
10.6	No Representation on Tax Matters	36
10.7	Provisions Binding	36

EXHIBIT A		A-1

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TENET HEALTHCARE CORPORATION
SEVENTH AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I
PREAMBLE AND PURPOSE

1.1                               Preamble.    Tenet Healthcare Corporation (the “Company”) adopted the Supplemental Executive Retirement Plan (the “Plan”) effective November 1, 1984 to attract, retain, motivate and provide financial security to highly compensated or management employees (the “Participants”) who render valuable services to the Company and its “Subsidiaries,” as defined in Article II. The Plan was amended on various occasions and most recently amended and restated effective December 31, 2008 to comply with final regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). By this instrument, the Company desires to amend and restate the Plan effective as of May 9, 2012, to make certain changes relating to a Change of Control and other termination event provisions. This amended and restated Plan will be known as the Tenet Healthcare Corporation Seventh Amended and Restated Supplemental Executive Retirement Plan.

The Company or its Subsidiaries may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefit under this Plan.

1.2                               Purpose.  It is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended (the “Act”), the funding requirements of Part 3 of Title I of the Act, and the fiduciary requirements of Part 4 of Title I of the Act by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS

When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Article II. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Article II, unless a different meaning is required by the context in which the word or phrase is used.

2.1                                  Act means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

2.2                                  Actuarial Equivalent or Actuarial Equivalence means an amount equal in value to the aggregate amounts to be received under different forms of and/or times of payment, as determined by the Plan actuary, calculated using factors based on six percent (6%) interest and a fifty/fifty (50/50) blend of the RP-2000 sex distinct mortality tables. Actuarial Equivalent factors will be used for calculating Retirement Benefit amounts to be received under different times and/or forms of payment, for converting different forms and times of payment of Retirement Benefits and for determining the present value of Retirement Benefits.

2.3                                  Acquisition refers to a company of which substantially all of its assets or a majority of its capital stock are acquired by, or which is merged with or into, the Company or a Subsidiary.

2.4                                  Agreement means a written agreement substantially in the form of Exhibit A between the Company and a Participant. Each Agreement will form a part of the Plan with respect to the affected Participant. Once a Participant enters into an Agreement, such Agreement may be updated by the Company to reflect changes in the Plan made by the Company. Any such update will be attached to and form a part of the Participant’s Agreement.

2.5                                  Alternate Payee means any spouse, former spouse, child, or other dependent of a Participant who is recognized by a DRO as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

2.6                                  AMI SERP means the American Medical International Inc. Supplemental Executive Retirement Plan or any successor or substitute for such plan.

2.7                                  Board means the Board of Directors of the Company.

2.8                                  Bonus means any annual cash award paid under the Company’s annual incentive plan.

2.9                                  (i)  Cause shall have the meaning set forth in the Executive Severance Plan.

2.10                           Change of Control shall have the meaning set forth in the Executive Severance Plan.

2.11                           Code means the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.

2.12                           Company means Tenet Healthcare Corporation.

2.13                           Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

2.14                           Controlled Group Member means with respect to the Company or a Subsidiary, as applicable:

(a)                                 Any corporation or association that is a member of a controlled group of corporations with the Company or the Subsidiary (within the meaning of section 1563(a) of the Code, determined without regard to section 1563(a)(4) and section 1563(e)(3)(C) of the Code);

(b)                                 Any trade or business (whether or not incorporated) that is under common control with the Company or the Subsidiary as determined in accordance with section 414(c) of the Code;

(c)                                  Any service organization that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) with respect to which the Company or a Subsidiary is a member; and

(d)                                 Any other entity required to be aggregated with the Company or a Subsidiary pursuant to section 414(o) of the Code.

Depending on the ownership of the Company in a Subsidiary, or the relationship between the Company and such Subsidiary, the Subsidiary may be a Controlled Group Member with respect to the Company.

2.15                           Date of Employment means the date on which a person began to perform services directly for the Employer as a result of an Acquisition or becoming an employee.

2.16                           Date of Enrollment means the date on or after June 1, 1984 on which an Eligible Employee first becomes a Participant in the Plan, provided that any Eligible Employee who becomes a Participant prior to June 1, 1985 will be deemed to have a Date of Enrollment of the later of the Participant’s Date of Employment or June 1, 1984.

2.17                           Deferred Vested Retirement Benefit means the benefit payable pursuant to Section 4.4.

2.18                           Disability means the inability of a Participant to engage in any substantial gainful activity by reason of a mental or physical impairment expected to result in death or last for at least twelve (12) months, or the Participant, because of such a condition, is receiving income replacement benefits for at least three (3) months under an accident or health plan covering the Employer’s employees.

2.19                           Disability Retirement Benefit means the benefit payable pursuant to Section 4.8.

2.20                           DRO means a domestic relations order that is a judgment, decree, or order (including one that approves a property settlement agreement) that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is rendered under a state (within the meaning of section 7701(a)(10) of the Code) domestic relations law (including a community property law) and that:

(a)                                       Creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan;

(b)                                       Does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan;

(c)                                        Does not require the Plan to provide increased benefits (determined on the basis of actuarial value);

(d)                                       Does not require the payment of benefits to an Alternate Payee that are required to be paid to another Alternate Payee under another order previously determined to be a DRO; and

(e)                                        Clearly specifies: (i) the name and last known mailing address of the Participant and of each Alternate Payee covered by the DRO; (ii) the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined; (iii) the number of payments or payment periods to which such order applies; and (iv) that it is applicable with respect to this Plan.

2.21                           Early Retirement means any Termination of Employment during the life of a Participant prior to the attainment of Normal Retirement Age and after attaining Early Retirement Age.

2.22                           Early Retirement Age means the date the Participant attains age fifty-five (55) and has completed ten (10) Years of Service or attains age sixty-two (62) with no minimum Years of Service. For Eligible Employees who become Participants prior to August 3, 2011, a Participant will be credited with age and Years of Service during his severance period under the Severance Plan in effect as of the date in which the Participant commences participation in this Plan for purposes of determining if he satisfies the age and service conditions for Early Retirement Age as of the date of his Termination of Employment; provided, however, that, except as provided in Section 4.9(b), payment of Early Retirement Benefits under this Plan will not commence until the Participant has actually attained the requisite age and service conditions (e.g., if the Participant who timely elected an Early Retirement Age of age fifty-five (55) and ten (10) Years of Service will satisfy such conditions during the Severance Period, he will be deemed to have satisfied such conditions as of his Termination of Employment but his Early Retirement Benefits will not commence until he actually attains age fifty-five (55) and completed ten (10) Years of Service). Furthermore, if after the date the Participant commences participation in this Plan, the applicable Severance Plan is amended to modify the severance period, such modification will not apply to the Participant for purposes of determining his Early Retirement Age under this Plan. As provided in Sections 3.2 and 4.2(b), a Participant will elect during the Initial Election Period which definition of Early Retirement Age will apply to him under the Plan. If the Participant fails to make such election, the Participant will be deemed to have elected age sixty-two (62) as his Early Retirement Age under the Plan. The additional age and service crediting for this severance period under the Severance Plan shall not apply to any Eligible Employee who becomes a Participant on or after August 3,  2011.

2.23                           Early Retirement Benefit means the benefit payable pursuant to Section 4.2.

2.24                           Earnings means the base salary and any Bonus paid by the Employer to such Participant, but will exclude car and other allowances and other cash and non-cash compensation.

2.25                           Effective Date of this Amendment and Restatement means May 9, 2012, except as specifically provided otherwise herein.

2.26                           Eligible Children means all natural or adopted children of a Participant under the age of twenty-one (21), including any child conceived prior to the death of a Participant.

2.27                           Eligible Employee means an Employee who is employed in the capacity of a Corporate Senior Vice President or above in a position designated as eligible to participate in this Plan by the Compensation Committee and who is not a Participant in the ERA.

2.28                           Employee means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term “Employee” will not include any person who is employed by the Employer in the capacity of an independent contractor, an agent or a leased employee even if such person is determined by the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer.

2.29                           Employer means the Company and its Subsidiaries who have adopted the Plan as participating employers. A Subsidiary may evidence its adoption of the Plan either by a formal action of its governing body or by taking other administrative actions with respect to this Plan on behalf of its Eligible Employees. An entity will cease to be a participating employer as of the date such entity ceases to be a Subsidiary.

2.30                           Employment means any continuous period during which an Eligible Employee is actively engaged in performing services for the Employer plus the term of any leave of absence approved by the Employer.

2.31                           ERA means the Tenet Executive Retirement Account.

2.32                           Executive Severance Plan means the Tenet Second Amended and Restated Executive Severance Plan (also referred to as the “ESP”).

2.33                           Existing Retirement Benefit Plans Adjustment Factor means, except as provided below, the percentage derived from the assumed benefit the Participant would be eligible for under Social Security and the Employer contribution portion of all Retirement Plans regardless of whether the Participant participates in such plans. The Existing Retirement Benefits Plan Adjustment Factor will be applied only to the base salary component of Final Average Earnings and is a projection of the benefits payable under the Social Security regulations in effect June 1, 1984, and Retirement Plans in effect on June 1, 1984, or the Participant’s Date of Enrollment in the Plan, if later. Once established for a Participant, the Existing Retirement Benefits Plan Adjustment Factor will not thereafter be altered to reflect any reduction in benefits under Social Security. At the direction of the Compensation Committee, the Existing Retirement Benefits Plan Adjustment Factor may be adjusted from time to time to reflect changes under the following conditions:

(a)                             a Participant is transferred to different Retirement Plans;

(b)                             the Employer’s contribution to a Retirement Plan is increased or decreased from the percentage used for the original calculation of the Participant’s Existing Retirement Benefits Plan Adjustment Factor; or

(c)                              the Participant becomes eligible for other Retirement Plans adopted by the Employer which would provide benefits greater or less than the Retirement Plan considered in calculating the Participant’s original Existing Retirement Benefits Plan Adjustment Factor.

Notwithstanding anything to the contrary above, for any Participant actively employed by the Employer upon a Change of Control who subsequently has a Termination of Employment, the Existing Retirement Benefit Plans Adjustment Factor for each such Participant shall be adjusted to reflect the impact of the occurrence of the Termination of Employment at an age earlier than assumed under the initial calculation of the assumed benefit described above and shall (i) be eliminated if the Participant is younger than age 45 upon such Termination of Employment, and (ii) if the Participant is age 45 or above, shall be reduced by multiplying it by the following fraction:

1- [(65- Participant’s age at Termination of Employment) /20].

For purpose of determining a Participant’s age for calculating the above adjustments to the Existing Retirement Benefit Plans Adjustment Factor, such age shall be expressed in whole months disregarding any fraction of a month.

2.34                           Final Average Earnings means the Participant’s highest average monthly Earnings for any sixty (60) consecutive months during the ten (10) years, or actual employment period if less, preceding Termination of Employment.

2.35                           Five Percent Owner means any person who own (or is considered as owning within the meaning of section 318 of the Code (as modified by section 416(i)(1)(B)(iii) of the Code)) more than five percent (5%) of the outstanding stock of the Company, a Subsidiary or a Controlled Group Member or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company, Subsidiary or Controlled Group Member. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company, each Subsidiary and each Controlled Group Member.

2.36                           Good Reason shall have the meaning set forth in the Executive Severance Plan.

2.37                           Initial Election Period the thirty (30) day period immediately following the Participant’s Date of Enrollment during which a Participant may elect the time at which to receive a distribution of Early Retirement Benefits pursuant to Section 4.2(b).

2.38                           Key Employee means any employee or former employee including any deceased employee who at any time during the Plan Year was:

(a)                                 an officer of the Company, a Subsidiary or a Controlled Group Member having compensation of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after

                                                December 31, 2002) (such limit is one hundred sixty-five thousand dollars ($165,000) for 2012);

(b)                                 a Five Percent Owner; or

(c)                                  One Percent Owner having compensation of more than one hundred fifty thousand dollars ($150,000).

For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-.2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.

The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).

The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Subsidiary and Controlled Group Member will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.38(a), compensation from the Company and all Subsidiaries and Controlled Group Members will be taken into account (Le., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.38(a), no more than fifty (50) employees of the Company or its Subsidiaries and Controlled Group Members (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former employees are officers will be determined based on who had the largest annual compensation from the Company and Subsidiaries and Controlled Group Members for the Plan Year.

2.39                        Normal Retirement means any Termination of Employment during the life of a Participant on or after attaining Normal Retirement Age.

2.40                        Normal Retirement Age means the date on which the Participant attains age sixty-five (65).

2.41                        Normal Retirement Benefit means the benefit payable pursuant to Section 4.1.

2.42                        Normal Retirement Date means the first day of the calendar month following the Participant’s attainment of Normal Retirement Age.

2.43                        One Percent Owner means any person who would be described in Section 2.35 if “one percent (1%)” were substituted for “five percent (5%)” each place where it appears therein.

2.44                        PAC means the Pension Administration Committee of the Company established by the Compensation Committee, and whose members have been appointed by the Compensation Committee. The PAC will have the responsibility to administer the Plan and make final determinations regarding claims for benefits, as described in Article VI. In addition, the PAC has limited amendment authority over the Plan as provided in Section 8.2.

2.45                        Participant means any Eligible Employee selected to participate in this Plan by the Compensation Committee, in its sole and absolute discretion.

2.46                        Plan Administrator means the individual or entity appointed by the PAC to handle the day-to-day administration of the Plan, including but not limited to, determining the amount of a Participant’s benefits and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the PAC does not appoint an individual or entity as Plan Administrator, the PAC will serve as the Plan Administrator.

2.47                        Plan Year means the fiscal year of this Plan, which will commence on January 1 each year and end on December 31 of such year.

2.48                        Prior Service Credit Percentage means the percentage to be applied to a Participant’s Years of Service with the Employer prior to his Date of Enrollment in the Plan, in accordance with the following formula:

Years of Service After Date of Enrollment	Prior Service Credit Percentage

During 1st year	25
During 2nd year	35
During 3rd year	45
During 4th year	55
During 5th year	75
After 5th year	100

In the event of the death or Disability of a Participant while an employee at any age or the Normal Retirement or Early Retirement of a Participant after age sixty (60), the Participant’s Prior Service Credit Percentage will be one hundred (100).

2.49                        Retirement Benefit means an Early Retirement Benefit, Normal Retirement Benefit, Disability Retirement Benefit, or Deferred Vested Retirement Benefit payable pursuant to Article IV.

2.50                        Retirement Plans means any qualified defined benefit pension plan or qualified defined contribution plan maintained by the Employer.

2.51                        Severance Plan means the Tenet Employee Severance Plan, the Tenet Executive Severance Protection Plan or any or any similar, successor or replacement plan to such plans.

2.52                        Subsidiary means any corporation, partnership, venture or other entity in which the Company owns fifty percent (50%) of the capital stock or otherwise has a controlling interest as determined by the Compensation Committee, in its sole and absolute discretion. Generally, a Subsidiary will only be a Controlled Group Member with respect to the Company if the Company owns at least eighty percent (80%) of the capital stock of the Subsidiary.

2.53                        Surviving Spouse means the person legally married to a Participant for at least one (1) year prior to the earlier of the Participant’s death or Termination of Employment. If the Participant is not married at the time he incurs a Termination of Employment and marries after that date, such spouse will not qualify as a Surviving Spouse for purposes of the Plan. Likewise, if the Participant is married at the time he incurs a Termination of Employment, divorces after that date and remarries, his subsequent spouse will not qualify as a Surviving Spouse for purposes of the Plan.

2.54                        Termination of Employment means the ceasing of the Participant’s Employment or reduction in employment or other provision of services for any reason whatsoever, whether voluntarily or involuntarily, including by reason of Normal Retirement or Early Retirement, that qualifies as a separation from service under section 409A of the Code. For this purpose a Participant who is on a leave of absence that exceeds six (6) months and who does not have statutory or contractual reemployment rights with respect to such leave, will be deemed to have incurred a Termination of Employment on the first day of the seventh (7th) month of such leave. A Participant who transfers employment from an Employer to a Controlled Group Member or a Subsidiary, regardless of whether such Controlled Group Member or a Subsidiary has adopted the Plan as a participating employer, will not incur a Termination of Employment. A Participant who experiences a “qualifying termination” under the Severance Plan will incur a Termination of Employment under the Plan, subject to the special provisions regarding Early Retirement Age under Section 2.22.

2.55                        Termination without Cause means, for purposes of Section 4.9, the termination of a Participant by the Employer without Cause or a voluntary Termination of Employment by the Participant for Good Reason within two (2) years of a Change of Control.

2.56                        Trust means the rabbi trust established with respect to the Plan the assets of which are to be used for the payment of Retirement Benefits under this Plan.

2.57                        Trustee means the individual or entity appointed as trustee under the Trust.  After the occurrence of a Change of Control, the Trustee must be independent of any successor to the Company or any affiliate of such successor.

2.58                        Year means a period of twelve (12) consecutive calendar months.

2.59                        Year of Service means each complete year (up to a maximum of twenty (20)) of continuous service (up to age sixty-five (65)) as an employee of the Employer beginning with the Date of Employment with the Employer. Years of Service will be deemed to have begun as of the first day of the calendar month of Employment and to have ceased on the last day of the calendar month of Employment. In the event a Participant incurs a

Termination of Employment and is reemployed by the Employer, Service completed before such reemployment will be treated as Years of Service under the Plan to the extent provided in the Company’s rehire policy, the provisions of which are incorporated herein by this reference. Years of Service prior to an employee’s Date of Enrollment in the Plan will be credited on a pro-rated basis pursuant to Section 2.48.

End of Article II

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1                           Determination of Eligibility. Each Eligible Employee who is selected to participate in the Plan by the Compensation Committee will become a Participant in the Plan as of the date specified by the Compensation Committee.

3.2                           Early Retirement Election.  An Eligible Employee must elect during the Initial Election Period to commence the distribution of his Retirement Benefits on the first day of the calendar month following his Early Retirement as provided pursuant to Section 4.2. In making this election the Participant must specify the Early Retirement Age that will apply to him under the Plan (i.e., age fifty-five (55) and ten (10) Years of Service or age sixty-two (62)). If the Eligible Employee fails to make this election during the Initial Election Period, he will be deemed to have affirmatively elected to commence the distribution of his Retirement Benefits on the first day of the calendar month following the date of his Retirement on or after attaining age sixty-two (62). Once made (or deemed made), this election cannot be revoked; however, the Participant may elect to defer payment of his Retirement Benefits pursuant to Section 4.5. Payment of such Early Retirement Benefit will be subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of this Plan.

3.3                           Loss of Eligibility Status.  A Participant under this Plan who incurs a Termination of Employment, who ceases to be an Eligible Employee, or whose participation is terminated by the Compensation Committee will continue as an inactive Participant under this Plan until the Participant has received the complete payment of his Retirement Benefits under this Plan.

3.4                           Initial ERA Participation.  A Participant who participated in the ERA prior to becoming a Participant in the Plan will be given credit for his Years of Service while a participant in the ERA for purposes of determining the amount of his Retirement Benefit under this Plan, but such Retirement Benefit will be reduced on an Actuarial Basis by his benefit under the ERA. The Participant’s benefit under the ERA will be paid pursuant to the terms of the ERA and his Retirement Benefit under this Plan, if any, will be paid pursuant to the terms hereof.

3.5                           Subsequent ERA Participation.  A Participant’s participation in this Plan will be frozen upon being named to the ERA. The Participant’s Retirement Benefit under the Plan accrued as of the date his participation was frozen will commence pursuant to the terms hereof. Distribution of the Participant’s ERA benefit will be made pursuant to the terms of the ERA. In the event such Participant subsequently resumes participation in the Plan, he will be given credit for his Years of Service while a participant in the ERA for purposes of determining the amount of his Retirement Benefit under this Plan, but such Retirement Benefit will be reduced on an Actuarial Equivalent basis by his benefit under the ERA.

3.6                           Initial AMI SERP Participation.  A Participant who participated in the AMI SERP prior to becoming a Participant in the Plan will be entitled to a benefit under this Plan, if any, equal to the amount of his accrued benefit (as determined using the Actuarial Equivalent factors set forth in Section 2.2 of this Plan) less his prior accrued benefit under the AMI SERP (as determined using the actuarial equivalent factors set forth in the AMI SERP). The Participant’s accrued benefit under the AMI SERP will be paid pursuant to the terms of the AMI SERP and his benefit under this Plan, if any, will be paid pursuant to the terms hereof.

End of Article III

ARTICLE IV
RETIREMENT BENEFITS

4.1                                  Normal Retirement Benefit.

(a)                                 Calculation of Normal Retirement Benefit. Upon a Participant’s Normal Retirement, the Participant will be entitled to receive a monthly Normal Retirement Benefit for the Participant’s lifetime which is determined in accordance with the benefit formula set forth below, adjusted by the vesting percentage in Section 4.3. Payment of such Normal Retirement Benefit will commence as of the Participant’s Normal Retirement Date, subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of the Plan. Except as provided below, the amount of such monthly Normal Retirement Benefit will be determined by using the following formula:

X = [Al x [B1 + [B2 x C]] x [2.7% - D] x E] + [A2 x [B1 +[B2 x C] x 2.7% x E]

X = Normal Retirement Benefit

Al = Final Average Earnings (From Base Salary)

A2 = Final Average Earnings (From Bonus)

B1 = Years of Service After Date of Enrollment

B2 = Years of Service Prior to Date of Enrollment

C = Prior Service Credit Percentage

D = Existing Retirement Benefit Plans Adjustment Factor

E = Vesting Percentage

Note: B1 and B2 Years of Service combined cannot exceed twenty (20) years.

To the extent that a Participant incurred a Termination of Employment prior to the Effective Date, such Participant’s Normal Retirement Benefit, Early Retirement Benefit, Disability Retirement Benefit or Deferred Vested Retirement Benefit, as applicable, will be determined under the benefit formula as in effect at the time the Participant’s Termination of Employment. However, the remaining provisions of this Plan, including but not limited to, the distribution provisions of Article IV and the claims procedures set forth in Section 7.6, will apply to such Participant.

(b)                                 Death After Commencement of Normal Retirement Benefits. If a Participant who is receiving a Normal Retirement Benefit dies, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Normal Retirement Benefit.

(c)                                  Death After Normal Retirement Age But Before Normal Retirement. If a Participant who is eligible for Normal Retirement dies while an employee after attaining age sixty-five (65), his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) the installments of the Normal Retirement Benefit which would have been payable to the Surviving Spouse or Eligible Children in accordance with Section 4.1(b) as if the Participant had retired from the Employer on the day before he died. Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

4.2                                  Early Retirement Benefit.

(a)                                 Calculation of Early Retirement Benefit.  Upon a Participant’s Early Retirement, the Participant will be entitled to receive a monthly Early Retirement Benefit for the Participant’s lifetime commencing on the Participant’s Normal Retirement Date, calculated in accordance with Section 4.1 and Section 4.3 with the following adjustments:

(i)            Only the Participant’s actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of Early Retirement will be used.

(ii)           For purposes of determining Final Average Earnings, only the Participant’s Earnings as of the date of Early Retirement will be used.

(iii)          To arrive at the payments to commence at Normal Retirement, the amount calculated under Section 4.2(a)(i) and Section 4.2(a)(ii) will be reduced by 0.25% for each month Early Retirement occurs before age sixty-two (62).

(b)                                 Early Payment of Benefits. A Participant may elect during the Initial Election Period to receive a distribution of his Early Retirement Benefit on the first day of the calendar month following the date of his Early Retirement rather than on his Normal Retirement Date as specified in Section 4.2(a). Payment of such Early Retirement Benefit will be subject to the six (6) month restriction applicable to Key Employees, described in Section 5.1 of the Plan. A Participant who makes this election, will have the amount calculated under Section 4.2(a) further reduced by 0.25% for each month that the date of commencement of payment precedes the date on which the Participant will attain age sixty-two (62).

(c)                                  Death After Early Retirement Benefits Commence. If a Participant dies after commencement of the payment of his Early Retirement Benefit, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Early Retirement Benefit.

(d)                                 Death After Early Retirement But Before Benefit Commencement. If a Participant dies after his Early Retirement but before benefits have commenced his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the benefit that would have been payable on the date of the Participant’s death had he elected to have benefits commence on that date. Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(e)                                  Death of Employee After Attainment of Early Retirement Age but Before Early Retirement. If a Participant dies after attaining Early Retirement Age but before taking Early Retirement, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Early Retirement Benefit determined as if the Participant had retired on the day prior to his death with payments commencing on the first of the month following the Participant’s death. The benefits payable to a Surviving Spouse or Eligible Children under this Section 4.2(e) will be no less than the benefits payable to a Surviving Spouse or Eligible Children under Section 4.4 (regarding the Deferred Vested Retirement Benefit) as if the Participant had died immediately prior to age fifty-five (55).

4.3                                  Vesting of Retirement Benefit.  A Participant’s interest in his Retirement Benefit will, subject to Section 9.4 (regarding Conditions Precedent), vest in accordance with the following schedule:

Years of Service	Vesting Percentage

Less than 5	0
5 but less than 6	25
6 but less than 7	30
7 but less than 8	35
8 but less than 9	40
9 but less than 10	45
10 but less than 11	50
11 but less than 12	55
12 but less than 13	60
13 but less than 14	65
14 but less than 15	70
15 but less than 16	75
16 but less than 17	80
17 but less than 18	85
18 but less than 19	90
19 but less than 20	95
20 or more	100

Notwithstanding the foregoing, a Participant who is at least sixty (60)years old and who has completed at least five (5) Years of Service will be fully vested, subject to Section 9.4 (regarding Conditions Precedent), in his Retirement Benefit. Except as required otherwise by applicable law, no Years of Service will be credited for Service after age sixty-five (65) or for more than twenty (20) years.

4.4                                  Deferred Vested Retirement Benefit.  Upon any Termination of Employment of the Participant before Normal Retirement or Early Retirement for reasons other than death or Disability, such Participant will be entitled to a Deferred Vested Retirement Benefit, commencing on the Participant’s Normal Retirement Date, calculated under Section 4.1 and 4.3 but with the following adjustments:

(a)                                 Calculation of Years of Service. Only the Participant’s actual Years of Service, adjusted appropriately for the Prior Service Credit Percentage, as of the date of his Termination of Employment will be used.

(b)                                 Calculation of Earnings. For purposes of determining Final Average Earnings, as used in Section 4.1, only the Participant’s Earnings prior to the date of his Termination of Employment will be used.

(c)                                  Early Termination Reduction.  Subject to the maximum reduction under Section 4.4(g), to arrive at the payments to commence at the Participant’s Normal Retirement Date, the amount calculated under Section 4.1(a) will be reduced by 0.25% for each month the Participant’s Termination of Employment occurs before age sixty-two (62).

(d)                                 Death After Commencement of Payments. If a Participant dies after commencement of the payment of his Deferred Vested Retirement Benefit under this Section 4.4, his Surviving Spouse or Eligible Children will be entitled at Participant’s death to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Deferred Vested Retirement Benefit.

(e)                                  Death after Termination of Employment. If a Participant, who has a vested interest under Section 4.3, dies after Termination of Employment but at death is not receiving any Deferred Vested Retirement Benefits under this Plan and was not eligible for an Early Retirement Benefit pursuant to Section 4.2, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) commencing on the date that would have been the Participant’s Normal Retirement Date, a benefit equal to fifty percent (50%) of the Deferred Vested Retirement Benefit which would have been payable to the Participant at his Normal Retirement Date.

(f)                                   Death while an Employee. If a Participant, who has a vested interest under Section 4.3, dies while still actively employed by the Employer before he was eligible for Early Retirement, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive a benefit equal to fifty percent (50%) of the Participant’s Retirement Benefit (in accordance with Sections 4.6 and 4.7) calculated as if the Participant was age fifty-five (55) and eligible for Early Retirement on the day before the Participant’s death; provided, however, that the combined reductions for Early Retirement and early payment will not exceed twenty-one percent (21%) of the amount calculated under Sections 4.2(a)(i) and (ii). Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(g)                                  Early Termination Reduction Limit. To arrive at the amount of the Deferred Vested Retirement Benefit payments to commence at the Participant’s Normal Retirement Date, the Early Termination reduction calculated under Section 4.4(c) (and indirectly under Section 4.4(d), and Section 4.4(e)) will be limited to the maximum percentage reduction for Early Retirement at age fifty-five (55) (i.e., twenty-one percent (21%)).

4.5                                  Deferral of Distributions.  A Participant may elect to defer payment of his Normal Retirement Benefit payable pursuant to Section 4.1, his Early Retirement Benefit payable pursuant to Section 4.2 or his Deferred Vested Retirement Benefit payable pursuant to Section 4.4 for a period of at least five (5) years by making an election to defer such distribution at least twelve (12) months prior to the date that the Normal

Retirement Benefit, Early Retirement Benefit or Deferred Vested Retirement Benefit would otherwise be paid (Le., at least twelve (12) months prior to a Termination of Employment). In the event that the Participant becomes entitled to a distribution pursuant to Section 4.1, Section 4.2 or Section 4.4 during this twelve (12) month period, the deferral election will be of no effect and payment of the Participant’s benefits will commence at the time specified in Section 4.1, Section 4.2 or Section 4.4, as applicable. A Participant who becomes entitled to distribution of a Disability Retirement Benefit pursuant to Section 4.9 may not elect to defer payment of such distribution pursuant to this Section 4.5 and any deferral election made by such Participant will be null and of no effect.

4.6           Duration of Benefit Payment.

(a)           Participant Benefit Payments. The Normal Retirement Benefit, Early Retirement Benefit, Disability Retirement Benefit or Deferred Vested Retirement Benefit under the Plan will be payable to the Participant in the form of a monthly benefit payable for life.

(b)           Surviving Spouse Benefit Payments. The benefit payable to a Surviving Spouse under the Plan will be paid in the form of a monthly benefit payable for life; provided, that all benefits payable to the Surviving Spouse are subject to actuarial reduction based on the factors in Section 2.2 if the Surviving Spouse is more than three (3) years younger than the Participant.

(c)           Eligible Children Benefit Payments. The benefit payable to a Participant’s Eligible Children under the Plan will be paid in the form of a monthly benefit payable until each such child reaches age twenty-one (21).

4.7           Recipients of Benefit Payments.

(a)           Death without Surviving Spouse. If a Participant dies without a Surviving Spouse but is survived by any Eligible Children, then the Participant’s Retirement Benefit will be paid to his Eligible Children. The total monthly benefit payable will be equal to the monthly benefit that a Surviving Spouse would have received without actuarial reduction. This benefit will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age twenty-one (21). When any of the Eligible Children reaches twenty-one (21), his share of the total monthly benefit will be reallocated equally to the remaining Eligible Children.

(b)           Death of Surviving Spouse. If the Surviving Spouse dies after the death of the Participant but is survived by Eligible Children then the total monthly benefit previously paid to the Surviving Spouse will be paid in equal shares to all Eligible Children until the youngest of the Eligible Children attains age twenty-one (21). When any of the Eligible Children reaches twenty-one (21), his share of the total monthly benefit will be reallocated equally to the remaining Eligible Children.

(c)           Death without Surviving Spouse or Eligible Children. If the Participant dies without a Surviving Spouse or Eligible Children, no additional benefits will be paid under this Plan with respect to that Participant.

4.8          Disability.

(a)           Disability Retirement Benefit. Any Participant who incurs a Disability will upon reaching Normal Retirement Age be paid, as a Disability Retirement Benefit, the Normal Retirement Benefit in accordance with Section 4.1 based on his vested interest as determined under Section 4.3 and Section 4.8(b). Payment of the Disability Retirement Benefit will begin as of the Participant’s Normal Retirement Date. A Participant who is entitled to a Disability Retirement Benefit may not elect to defer payment of such distribution pursuant to Section 4.5. Unless otherwise required under Code Section 409A, amounts payable pursuant to this Section 4.8(a) will not be subject to the six (6) month restriction applicable to Key Employees.

(b)           Continued Accrual of Vesting Service. Upon a Participant’s Disability while an employee of the Employer, the Participant will continue to accrue Years of Service for purposes of vesting under Section 4.3 of this Plan during his Disability until the earliest of his:

(i)            Recovery from Disability;

(ii)           Attainment of Normal Retirement Age; or

(iii)          Death.

(c)           Not Eligible for Early Retirement Benefit. A Participant who is Disabled will not be entitled to receive an Early Retirement Benefit under this Plan.

(d)           Calculation of Earnings. For purposes of calculating the amount of the Disability Retirement Benefit, the Participant’s Final Average Earnings will be determined using his Earnings up to the date of Disability.

(e)           Death prior to Attainment of Early Retirement Age. If a Participant, who has a vested interest as determined under this Section 4.8 and Section 4.3, dies while on Disability before he attained Early Retirement Age, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive a benefit equal to fifty percent (50%) of the Participant’s Retirement Benefit (in accordance with Sections 4.6 and 4.7) calculated under Section 4.2 as if the Participant was age fifty-five (55) and eligible for Early Retirement on the day before the Participant’s death; provided, however, that the combined reductions for Early Retirement and early payment will not exceed twenty-one percent (21%) of the amount calculated under Sections 4.2(a)(i) and (ii). Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(f)            Death after Attainment of Early Retirement Age. If a Participant dies after attaining Early Retirement Age while on Disability, his Surviving Spouse or Eligible Children will be entitled to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Early Retirement Benefit determined as if the Participant had retired on the day prior to his death with payments commencing on the first of the month following the Participant’s death. The benefits payable to a Surviving Spouse or Eligible Children under this Section 4.8(f) will be no less than the benefits payable to a Surviving Spouse or

Eligible Children under Section 4.4 (regarding the Deferred Vested Retirement Benefit) as if the Participant had died immediately prior to age fifty-five (55).  Distribution of such benefits will not be subject to the six (6) month restriction applicable to Key Employees.

(g)           Death after Commencement of Payments. If a Participant dies after his commencement of Disability Retirement Benefits under this Section 4.8, his Surviving Spouse or Eligible Children will be entitled at the Participant’s death to receive (in accordance with Sections 4.6 and 4.7) a benefit equal to fifty percent (50%) of the Participant’s Disability Retirement Benefit.

4.9           Change of Control.

(a)           Calculation of Benefits.

(i)          Post-April 1994 Employees. In the event of a Change of Control while this Plan remains in effect, each Participant will be fully vested in his Retirement Benefit, without regard to the Participant’s Years of Service and the amount of such benefit will be calculated by granting the Participant Prior Service Credit under Sections 4.1, 4.2 and 4.4 for all Years of Service prior to his Date of Enrollment, plus, for Eligible Employees who become Participants before August 3, 2011, crediting of additional Years of Service at the end of the Severance Period and crediting of age during the Severance Period as determined under Section 3.1(h) of the ESP. Moreover, the Existing Retirement Benefit Plans Adjustment Factor shall be adjusted as set forth in Section 2.33.  In addition, with respect to a Participant who (A) is an active employee, (B) has not yet begun to receive benefit payments under the Plan, and (C) incurs a Termination without Cause within two (2) years following a Change of Control, the provisions of Section 9.4(b) (Regarding Conditions Precedent) will not apply.

(ii)         Employees as of April 1, 1994. With respect to a Participant who is an employee actively at work on April 1, 1994, with the corporate office or a division of the Employer which has not been declared to be a discontinued operation, who has not yet begun to receive benefit payments under the Plan and who incurs a Termination without Cause within two (2) years following a Change of Control, the provisions of Section 4.9(a)(i) above will not apply and instead a Participant’s Retirement Benefit under this Plan will be determined by:

(A)          granting the Participant full Prior Service Credit under Sections 4.1, 4.2 and 4.4 for all Years of Service prior to his Date of Enrollment; plus, for Eligible Employees who become Participants before August 3, 2011, crediting of additional Years of Service at the end of the Severance Period and crediting of age during the Severance Period as determined under Section 3.1(h) of the ESP.

(B)          with respect to a covered Participant who incurs a Termination without Cause within two (2) years following a Change of

Control, crediting the Participant with three (3) additional Years of Service (with total Years of Service not to exceed twenty (20) years), which shall be in lieu of any additional Years of Service and age provided under Section 3.1 of the ESP;

(C)          The benefit formula in Section 4.1(a) shall be applied by defining A1 as “the greater of current monthly Earnings (from Base Salary) or Final Average Earnings (from Base Salary),” and A2 as “the greater of current monthly Earnings (from Bonus) or Final Average Earnings (from Bonus)”;

(D)          The Existing Retirement Benefits Plan Adjustment Factor shall be adjusted as set forth in Section 2.33;

(E)           The provisions of Section 9.4(b) (regarding Conditions Precedent) will not apply; and

(F)           Further, the Participant will be fully vested in such Retirement Benefit without regard to his Years of Service.

(b)           Payment of Benefits.  Upon the Participant’s Termination of Employment within two (2) years following the occurrence of a Change of Control (except on account of a liquidation or dissolution of the Company), the Participant shall begin to receive such Retirement Benefit (notwithstanding the payout timing rules in Sections 2.22, 3.2, 4.2(a) & (b), and 4.4) commencing on the first day of the calendar month following the date of such Termination of Employment without reduction by virtue of Sections 4.2(a), 4.2(b) or 4.4(c), taking into account the crediting of the additional severance period under ESP Section 3.1(h) and Plan Section 4.9(a).  In the event that the Participant does not incur a Termination of Employment within such two (2) year period or in the event of a Change of Control on account of the liquidation or dissolution of the Company, the Participant shall begin to receive the Retirement Benefit described in Section 4.9(a) as of his Normal Retirement Date or Early Retirement Date, as the case may be, with no reduction by virtue of Section 4.2(a), Section 4.2(b) or Section 4.4(c), subject to the six (6) month restriction applicable to Key Employees described in Section 5.1.

4.10        Golden Parachute Limitation.  The calculation and administration of any liability that may arise out of the “golden parachute” provisions of Sections 280G and 4999 of the Code shall be addressed as set forth in the Executive Severance Plan.

4.11        Executive Severance Plan.  A Participant who is entitled to receive benefits under this Plan following a Termination of Employment, shall to the extent applicable have such benefits calculated under the provisions of this Plan and Section 3.1(h) of the ESP.  In the event of any direct conflict between the terms of this Plan and the ESP with respect to the calculation of benefits, the ESP shall control.

End of Article IV

ARTICLE V
PAYMENT

5.1          Commencement of Payments.  Benefit payments under this Plan generally will begin on the Participant’s Normal Retirement Date; provided, that in the case of a benefit payable on account of Early Retirement, a Termination of Employment within two (2) years following a Change of Control or death, benefit payments will begin not later than the first day of the calendar month following the occurrence of the event which entitles the Participant (or a Surviving Spouse or Eligible Children) to benefits under this Plan. Benefit payments under this Plan that are payable to a Key Employee on account of a Termination of Employment will be delayed for a period of six (6) months following such Participant’s Termination of Employment. On the day following the expiration of such six (6) month period, the Participant will receive a catch-up payment equal to the amount of benefits that would have been paid during such six (6) month period but for the provisions of this Section 5.1 and the remainder of such payments will be paid according to the terms of the Plan.

5.2          Withholding; Unemployment Taxes.  Any taxes required to be withheld by the Federal or any state or local government will be withheld from payments under this Plan to the extent required by the law in effect at the time payments are made.

5.3          Recipients of Payments.  All Retirement Benefit payments to be made by the Employer under the Plan will be made to the Participant during his lifetime. All subsequent payments under the Plan will be made by the Plan to the Participant’s Surviving Spouse or Eligible Children.

5.4          No Other Benefits.  No other benefits will be payable under this Plan to the Participant or his Surviving Spouse or Eligible Children by reason of the Participant’s Termination of Employment or otherwise, except as specifically provided herein.

5.5          No Lump Sum Form of Payment.  Except with respect to permitted Plan terminations under Section 8.3, no lump sum form of payment will be payable from the Plan with respect to any Participant regardless of when such Participant incurs a Termination of Employment.

End of Article V

ARTICLE VI
PAYMENT LIMITATIONS

6.1                               Spousal Claims.

(a)           An Alternate Payee may be awarded all or a portion of the Participant’s Retirement Benefits pursuant to the terms of a DRO, in which case such benefits will be payable to the Alternate Payee at the same time and in the same form of payment as the Participant’s.

(b)           Any taxes or other legally required withholdings from payments to such Alternate Payee will be deducted and withheld by the Company, benefit provider or funding agent. The Alternate Payee will be provided with a tax withholding election form for purposes of federal and state tax withholding, if applicable.

(c)           The Plan Administrator will have sole and absolute discretion to determine whether a judgment, decree or order is a DRO, to determine whether a DRO will be accepted for purposes of this Section 6.1 and to make interpretations under this Section 6.1, including determining who is to receive benefits, all calculations of benefits and determinations of the form of such benefits, and the amount of taxes to be withheld. The decisions of the Plan Administrator will be binding on all parties with an interest.

(d)           Any benefits payable to an Alternate Payee pursuant to the terms of a DRO will be subject to all provisions and restrictions of the Plan and any dispute regarding such benefits will be resolved pursuant to the Plan claims procedure in Article VII.

6.2                               Legal Disability. If a person entitled to any payment under this Plan will, in the sole judgment of the Plan Administrator, be under a legal disability, or otherwise will be unable to apply such payment to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Company or payor of the benefit to make any such payment in any one or more of the following ways:

(a)           Directly to such person;

(b)           To his legal guardian or conservator; or

(c)           To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.

The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator will reverse its decision due to changed circumstances.

6.3                               Assignment.  Except as provided in Section 6.1, no Participant, Surviving Spouse or Eligible Child will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants or their Surviving Spouses or Eligible Children. The Company may assign all or a portion of this Plan to any Subsidiary which employs any Participant.

End of Article VI

ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1          The PAC.  The overall administration of the Plan will be the responsibility of the PAC.

7.2          Powers of the PAC.  The PAC will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the PAC will have the following powers and duties:

(a)           To appoint the Plan Administrator;

(b)           To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)           To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan;

(d)           To carry out the duties expressly reserved to it under the Plan; and

(e)           To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and the Trust (i) when differences of opinion arise between the Company, a Subsidiary, the Plan Administrator, the Trustee, a Participant, or any of them, and (ii) whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the PAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

7.3           Appointment of Plan Administrator. The PAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The PAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the PAC.

7.4           Duties of Plan Administrator.  The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. The Plan Administrator will have the following powers and duties:

(a)           To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)           To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not inconsistent with the terms of the Plan;

(c)           To determine all questions with regard to rights of Participants under the Plan including, but not limited to, questions involving the amount of a Participant’s benefits;

(d)           To enforce the terms of the Plan and any rules and regulations adopted by the PAC;

(e)           To review and render decisions respecting a claim for a benefit under the Plan;

(f)            To furnish the Employer with information required for tax or other purposes;

(g)           To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(h)           To prescribe procedures to be followed by distributees in obtaining benefits;

(i)            To receive from the Employer and from Participants such information as is necessary for the proper administration of the Plan;

(j)            To create and maintain such records and forms as are required for the efficient administration of the Plan;

(k)           To make all determinations and computations concerning the benefits to which any Participant is entitled under the Plan;

(l)            To give the Trustee specific directions in writing with respect to:

(i)            the making of distribution payments, giving the names of the payees, the amounts to be paid and the time or times when payments will be made; and

(ii)           the making of any other payments which the Trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator or the Company;

(m)          To comply with all applicable lawful reporting and disclosure requirements of the Act;

(n)           To comply (or transfer responsibility for compliance to the Trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(o)           To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any mistakes and errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

7.5         Indemnification of the PAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Company agrees to hold harmless and indemnify the PAC and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the PAC’s, or any such person’s fraud or willful misconduct.

7.6         Claims for Benefits.

(a)           Initial Claim. In the event that an Employee, Eligible Employee, Participant, Surviving Spouse, or Eligible Child claims to be eligible for benefits, or claims any rights under this Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Participant, Surviving Spouse, or Eligible Child who feels unfairly treated as a result of the administration of the Plan must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may use representation and may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

Different claims procedures apply to claims for benefits on account of Disability, referred to as “Disability claims,” and all other claims for benefits, referred to as “non-Disability claims.”

(b)           Non-Disability Claims.

(i)            Initial Decision. If a claimant files a non-Disability claim, written notice of the disposition of such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in this Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(ii)           Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant may file with the PAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Plan Administrators written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(iii)                               Decision on Review. After receipt by the PAC of a written application for review of his claim, the PAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The PAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address. A decision on review of the claim will be made by the PAC at its next meeting following receipt of the written request for review. If no meeting of the PAC is scheduled within forty-five (45) days of receipt of the written request for review, then the PAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the PAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the PAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the PAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the PAC will be final and conclusive.

(c)                                  Disability Claims.

(i)                                         Initial Decision. If a claimant files a Disability claim, written notice of the disposition of such claim will be furnished to the claimant within forty-five (45) days after the claim is filed with the Plan Administrator. This period may be extended by the Plan Administrator for up to thirty (30) days provided that the Plan Administrator determines that such an extension is necessary due to matters beyond its control and the claimant is notified prior to the expiration of the initial forty-five (45) day period of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond its control, a decision cannot be made within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days provided that the claimant is notified prior to the expiration of the first thirty (30) day extension period of the circumstances requiring the extension and the date as of which the Plan Administrator expects to issue a decision. In the case of any extension, the notice of extension will specifically explain the standards on which entitlement to a benefit on account of Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues and the claimant will be given at least forty-five (45) days within which to provide the specified information.

Written notice of the disposition of the claim will refer, if appropriate, to pertinent provisions of this Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of this Plan), the protocol relied upon in denying the claim or a statement that such protocol is available on request and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below.

(ii)                                  Request for Review. Within one hundred and eighty (180) days after receiving written notice of the Plan Administrator’s denial of the claim, the claimant may file with the PAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within this one hundred and eighty (180) day period, the claimant will be deemed to have accepted the Plan Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the one hundred and eighty (180) day period.

If the benefit denial is based in whole or in part on a medical judgment, the claimant will be entitled to a review by the PAC based on the PAC’s consultation with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment whereby such professional is neither an individual who was consulted in connection with the benefit denial that is the subject of the request for review nor the subordinate of any such individual. The claimant will also be provided with the identity of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the benefit denial, without regard to whether the advice was relied upon in making the initial benefit determination.

The PAC’s review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. In addition, the PAC’s review will not give deference to the initial adverse benefit determination.

If the Plan Administrator is a member of the PAC, he shall not participate in the PAC’s review of the request for review

(iii)                               Decision on Review. The claimant will be provided with written notice of the PAC’s benefit determination on review within a reasonable period of time; provided, however, that such period shall not last more than forty-five (45) days or ninety (90) days if an extension is required and proper notice is given to the claimant. In any event, if a claim is not determined by the PAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.

The decision of the PAC will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. In addition, the notice will set forth the following additional information, to the extent applicable:

(A)                               the protocol relied upon in making the adverse decision;

(B)                               if the adverse decision is based on a medical necessity or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the decision, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(C)                               the following statement: You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office.

The decision of the PAC will be final and conclusive.

7.7                               Arbitration.  In the event the claims review procedure described in Section 7.6(a) of the Plan (regarding non-Disability claims) does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the PAC’s denial or deemed denial of his request for review and before bringing suit in court.  The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the PAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved. The claimant, the PAC and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious. The claimant, PAC and the Company agree that the venue for the arbitration will be in Dallas, Texas.  The costs of arbitration will be paid by the Company; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, (i) if the claimant prevails in such arbitration, the Company shall reimburse the claimant for his reasonable legal fees and expenses incurred in bringing the arbitration, and (ii) in all other cases, as part of his award, the Arbitrator may require the Company to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions.  The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed.  The Company, PAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law.  Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and the claimant or will be resolved by the arbitrator.  All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and the claimant and the arbitrator will adopt procedures to protect such rights.  With respect to any dispute, the Company, PAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in this Plan. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

7.8                               Receipt and Release of Necessary Information.  In implementing the terms of this Plan, the PAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the PAC or Plan Administrator deems to be necessary for such purposes. Any person claiming benefits under this Plan will furnish to the PAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

7.9                               Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Participant, Surviving Spouse or Eligible Child receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Participant, Surviving Spouse or Eligible Child, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further benefits under the Plan until the overpayment has been collected provided that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or (b) may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant, Surviving Spouse or Eligible Child may be entitled.

7.10                        Change of Control.  Upon a Change of Control and for the following three (3) years thereafter, if any arbitration arises relating to an event occurring or a claim made within three (3) years of a Change of Control, (i) the arbitrator shall not decide the claim based on an abuse of discretion principle or give the previous PAC decision any special deference, but rather shall determine the claim de novo based on its own independent reading of the Plan; and (ii) the Company shall pay the Participant’s reasonable legal and other related fees and expenses by applying Section 3.1(f) of the ESP (except that if the Participant is not entitled to severance benefits under the ESP on account of the Termination of Employment that entitles the Participant to receive benefits under this Plan, the reference to the “shorter of the Severance Period or the Reimbursement Period” in the ESP shall be changed to the “Reimbursement Period” only).

End of Article VII

ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN

8.1                               Continuation.  The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

8.2                               Amendment of Plan.  Except as provided below, the Company, through an action of the Compensation Committee, reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time, except that upon or during the two (2) year period after any Change of Control of the Company, (a) Plan benefits cannot be reduced, (b) Arts. 7 and 8 and Plan Section 9.1(b) cannot be changed and (c) no prospective amendment that adversely affects the rights or obligations of a Participant may be made unless the affected Participant receives at least one (1) year’s advance written notice of such amendment.

Moreover, no amendment may ever be made that retroactively reduces or diminishes the rights of a Participant to the benefits described herein that have been accrued or earned through the date of such amendment, even if a Termination of Employment has not yet occurred with respect to such Participant.

In addition to the Compensation Committee, the PAC has the right to make non-material amendments to the Plan to comply with changes in the law or to facilitate Plan administration; provided, however, that each such proposed non-material amendment must be discussed with the Chairperson of the Compensation Committee in order to determine whether such change would constitute a material amendment to the Plan.

The provisions of this Section 8.2 shall not restrict the right of the Company to terminate this Plan under Section 8.3 below or the termination of a Subsidiary’s participation under Section 8.4 below.

8.3                               Termination of Plan.  Except upon or during the two (2) year period after any Change of Control of the Company, the Company, through an action of the Compensation Committee, may terminate or suspend this Plan in whole or in part at any time or may terminate an Agreement with any Participant at any time. In the event of termination of the Plan or of a Participant’s Agreement, a Participant will be entitled to only the vested portion of his accrued benefits under Article IV of the Plan as of the time of the termination of the Plan or his Agreement. All further vesting and benefit accrual will cease on the date of Plan or Agreement termination. Benefit payments would be in the amounts specified and would commence at the time specified in Article IV as appropriate.

Notwithstanding the foregoing, the Compensation Committee may decide to terminate and liquidate the Plan under the following circumstances:

(a)                                 Corporate Dissolution or Bankruptcy. The Compensation Committee may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants’ gross income in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)                                     The calendar year in which the Plan termination and liquidation occurs.

(ii)                                  The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)                               The first calendar year in which the payment is administratively practicable.

(b)                                 Change of Control. The Compensation Committee may terminate and liquidate the Plan within the thirty (30) days preceding a Change of Control (except on account of a liquidation or dissolution of the Company) provided that all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated with respect to each Participant that experienced the Change of Control event so that under the terms of the Plan and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case of a Change of Control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 8.3(b) may be made with respect to the Employer that is primarily liable immediately after the Change of Control transaction for the payment of benefits under the Plan.

(c)                                     Termination of Plan.  Except upon or during the two (2) year period after any Change of Control of the Company, the Compensation Committee may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company or an Employer, (ii) all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the Plan is terminated and (v) the Company or the Employer, as applicable depending on whether the Plan is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.

8.4                               Termination of Affiliate’s Participation.  A Subsidiary may terminate its participation in the Plan at any time by an action of its governing body and providing written notice to the Company. Likewise, the Company may terminate a Subsidiary’s participation in the Plan at any time by an action of the Compensation Committee and providing written notice to the Subsidiary. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the PAC can administratively implement such termination. In the event that a Subsidiary’s participation in the Plan is terminated, each Participant employed by such Subsidiary will continue to participate in the Plan as an inactive Participant and will be entitled to a distribution of his vested Retirement Benefit pursuant to Article IV.  A Subsidiary’s participation in the Plan may not be terminated upon the occurrence of or during the two (2) year period after any Change of Control.

End of Article VIII

ARTICLE IX
CONDITIONS RELATED TO BENEFITS

9.1                            No Right to Assets

(a)                                 Plan Unfunded.  A Participant will have only an unsecured contractual right to the amounts, if any, payable under this Plan. Neither a Participant nor any other person will acquire by reason of the Plan any right in or title to any assets, funds or property of the Employer whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Employer, in its sole discretion, may set aside in anticipation of a liability under this Plan. Any rights created under the Plan and this Agreement will be mere unsecured contractual rights of Plan participants and their beneficiaries against Employer. The fact that the Trust has been established, to assist in the payment of benefits under this Plan will not create any preferred claim by Participants or their beneficiaries on, or any beneficial ownership interest in, any assets of the Trust. The assets of the Trust and the Employer will be subject to the claims of the Employer’s general creditors under federal and state law.

(b)                                 Rabbi Trust.  Upon a Change of Control, the following shall occur:

(i)                                     the Trust shall become (or continue to be) irrevocable;

(ii)                                  for ten (10) years following a Change of Control, the Trustee can only be removed as set forth in the Trust;

(iii)                               if the Trustee is removed or resigns within ten (10) years following a Change of Control, the Trustee shall select a successor Trustee as set forth in the Trust;

(iv)                              for three (3) years following a Change of Control, the Company shall be responsible for directly paying all Trustee fees and expenses, together with all fees and expenses incurred under Article 7 relating to the PAC, Plan Administrator, and Plan administrative expenses; and

(v)                                 any amendments to the Trust Agreement shall be subject to the following restrictions: (i) certain Trust Agreement provisions may not be amended for ten (10) years following a Change of Control, as set forth in the Trust; and (ii) no such amendment shall (A) change the irrevocable nature of the Trust; (B) adversely affect a Participant’s rights to Retirement Benefits without the consent of the Participant; (C) impair the rights of the Company’s creditors under the Trust; or (D) cause the Trust to fail to be a “grantor trust” pursuant to Code Sections 671 — 679.

9.2                               No Employment Rights.  Nothing in this Plan will constitute a contract of continuing employment or in any manner obligate the Employer to continue the service of a Participant, or obligate a Participant to continue in the service of the Employer, and nothing in this Plan will be construed as fixing or regulating the compensation paid to a Participant.

9.3                               Offset.  If at the time payments or installments of payments are to be made hereunder, any Participant or his Surviving Spouse or both are indebted to the Employer, then the payments remaining to be made to the Participant or his Surviving Spouse or both may, at the discretion of the PAC, be reduced by the amount of such indebtedness; provided, that the entire amount of reduction in any calendar year does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant. An election by the PAC not to reduce any such payment or payments will not constitute a waiver of any claim for such indebtedness.

9.4                               Conditions Precedent.  No Retirement Benefits will be payable hereunder to any Participant:

(a)                                 whose Employment with the Employer is terminated because of his willful misconduct or gross negligence in the performance of his or her duties; or

(b)                                 except as provided in Sections 4.9(a)(i) and 4.9(a)(ii), who within three (3) years after Termination of Employment becomes an employee with or consultant to any third party engaged in any line of business in competition with the Employer (i) in a line of business in which Participant has performed services for the Employer, or (ii) that accounts for more than ten percent (10%) of the gross revenues of the Employer taken as a whole.

End of Article IX

ARTICLE X
MISCELLANEOUS

10.1                     Gender and Number.  Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

10.2                     Notice.  Any notice or filing required to be given or delivered to the PAC or Plan Administrator will include delivery to or filing with a person or persons designated by the PAC or Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan.

10.3                     Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of this Plan.

10.4                     Applicable Law.  This Plan will be governed and construed in accordance with the laws of the State of Texas.

10.5                        Successors in Interest.  This Plan will inure to the benefit of, be binding upon, and be enforceable by, any corporate successor to the Company or successor to substantially all of the assets of the Company.

10.6                        No Representation on Tax Matters.  The Company makes no representation to Participants regarding current or future income tax ramifications of the Plan.

10.7                        Provisions Binding.  All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article X

IN WITNESS WHEREOF, this Seventh Amended and Restated Tenet Healthcare Corporation Supplemental Executive Retirement Plan has been executed effective as of the date set forth above, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Paul Slavin
Paul Slavin, Vice President, Executive and Corporate Human Resources Services

EXHIBIT A

TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT WITH PARTICIPANT - NO AMI SERP BENEFITS

THIS AGREEMENT is made as of                                         ,                            [and supersedes] [any previous agreement] [the previous agreement dated                                       ,                        ,] by and between TENET HEALTHCARE CORPORATION, a Nevada corporation (“Tenet”), and                                                         (“Participant”).

WHEREAS, Tenet has adopted the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the “Tenet SERP”) for a select group of highly compensated or management employees of Tenet and its Subsidiaries (as defined in the Tenet SERP); and

WHEREAS, Tenet has determined that Participant is currently eligible to participate in the Tenet SERP; and

WHEREAS, the Tenet SERP requires that an agreement be entered into between Tenet and Participant setting out certain terms and benefits of the Plan as they apply to the Participant.

NOW THEREFORE, Tenet and Participant hereby agree as follows:

1.                                  Incorporation of Tenet SERP Terms. The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by and have the benefit of each and every provision of the Tenet SERP. Participant’s benefits under the Tenet SERP will be calculated and paid pursuant to the terms of the Tenet SERP and this Agreement.

2.                                  Participant Data for Benefit Calculation Purposes.  Participant was born on                                                           , and his or her present Employment with Tenet or a Subsidiary thereof, (i) for purposes of determining “Years of Service,” under the Tenet SERP began on                                                , (ii) for purposes of determining vesting under Section 3.3 of the Tenet SERP began on                                .

Participant’s spouse,                                               was born on                                         .

Participant’s Eligible Children under the age of 21 and their dates of birth are as follows:

Name	Birth Date

Participant agrees to notify the Senior Director of Executive Compensation of Tenet promptly from time to time of any change in his or her spouse or Eligible Children.

3.                                  Existing Retirement Benefit Plans Adjustment Factor. Participant’s “Existing Retirement Benefit Plans Adjustment Factor” under Article II of the Tenet SERP is               percent.

4.                                  Payment of Tenet SERP Benefits.  Except as provided in the SERP, payments under the Tenet SERP will begin not later than the first day of the calendar month following the occurrence of an event which entitles Participant (or his or her Surviving Spouse or Eligible Children) to payments under the Tenet SERP.

5.                                         Dispute Resolution. Any dispute or claim for benefits under the Tenet SERP must be resolved through the claims procedure set forth in Article VII of the Tenet SERP which procedure culminates in binding arbitration. By accepting the benefits provided under the Tenet SERP, Participant hereby agrees to binding arbitration as the final means of dispute resolution with respect to the Tenet SERP.

6.                                         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Tenet and its successors and assigns and Participant and his or her beneficiaries.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on                                                      , 20             .

PARTICIPANT	TENET HEALTHCARE CORPORATION

By:
Vice President of Human Resources

TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT WITH PARTICIPANT - AMI SERP BENEFITS

THIS AGREEMENT is made as of                                    ,                             and supersedes [any previous agreement] [the previous agreement dated of                                  ,                              ,] by and between TENET HEALTHCARE CORPORATION, a Nevada corporation (“Tenet”), and of                                                             (“Participant”).

WHEREAS, Tenet has adopted the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the “Tenet SERP”) for a select group of highly compensated or management employees of Tenet and its Subsidiaries (as defined in the Tenet SERP); and

WHEREAS, Tenet has determined that Participant is currently eligible to participate in the Tenet SERP; and

WHEREAS, the Tenet SERP requires that an agreement be entered into between Tenet and Participant setting out certain terms and benefits of the Plan as they apply to the Participant;

WHEREAS, Participant has also been a participant in the American Medical International, Inc. Supplemental Executive Retirement Plan (the “AMI SERP”) and the American Medical International, Inc. Pension Plan (the “AMI Pension Plan”) and has a frozen benefit under both plans as of December 31, 1995; and

WHEREAS, the amount of the benefits payable to Participant under the Tenet SERP will be reduced or offset by the benefits payable to Participant under the AMI SERP and the AMI Pension Plan.

NOW, THEREFORE, Tenet and Participant hereby agree as follows:

1.                                      Calculation of Benefits. The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by and have the benefit of each and every provision of the Tenet SERP, as amended from time to time, EXCEPT that when benefits become payable under the Tenet SERP, the amount of benefits calculated under the Tenet SERP will include an offset of the benefits earned under the AMI SERP and AMI Pension Plan as of December 31, 1995, in addition to offset provided by the Existing Retirement Benefits Adjustment Factor shown in item 3 below. For purposes of determining the offset attributable to the AMI SERP and the AMI Pension Plan, the amount of Participant’s benefits under the Tenet SERP, the AMI SERP and the AMI Pension Plan will be calculated as of Participant’s normal retirement date, as defined in such plans, and the offset will be determined accordingly using the actuarial factors and assumptions specified in the applicable plans. Participant’s benefits under the AMI SERP and AMI Pension Plan will be paid to Participant pursuant to the terms of such plans. Participant’s benefits under the Tenet SERP, as calculated pursuant to this item 1, will be paid in accordance with the terms of the Tenet SERP and this Agreement.

2.                                      Participant Data for Benefit Calculation Purposes.  Participant was born on                                                            , and his or her present employment with Tenet or a Subsidiary thereof, (i) for purposes of determining “Years of Service,” under the Tenet SERP began on                                                  , (ii) for purposes of determining vesting under Section 3.3 of the Tenet SERP began on                                      .

Participant’s spouse,                                         was born on                             .

Participant’s Eligible Children under the age of 21 and their dates of birth are as follows:

Name	Birth Date

Participant agrees to notify the Senior Director of Executive Compensation of Tenet promptly from time to time of any change in his or her spouse or Eligible Children.

3.                                      Existing Retirement Benefit Plans Adjustment Factor. Participant’s “Existing Retirement Benefit Plans Adjustment Factor” under Article II of the Tenet SERP is                                                 percent.

4.                                      Payment of Tenet SERP Benefits.  Except as provided in the SERP, payments under the Tenet SERP will begin not later than the first day of the calendar month following the occurrence of an event which entitles Participant (or his or her Surviving Spouse or Eligible Children) to payments under the Tenet SERP. All benefits payable to a Participant by reason of a Termination of Employment will be subject to the six (6) month restriction applicable to Key Employees.

5.                                      Dispute Resolution. Any dispute or claim for benefits under the Tenet SERP must be resolved through the claims procedure set forth in Article VII of the Tenet SERP which procedure culminates in binding arbitration. By accepting the benefits provided under the Tenet SERP, Participant hereby agrees to binding arbitration as the final means of dispute resolution with respect to the Tenet SERP.

6.                                      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Tenet and its successors and assigns and Participant and his or her beneficiaries.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on                                                     , 20             .

PARTICIPANT	TENET HEALTHCARE CORPORATION

By:
Vice President of Human Resources

SECTION 409A UPDATE TO TENET HEALTHCARE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT WITH PARTICIPANT - AMI SERP BENEFITS

[This Section 409A Update is to be provided and apply to each Active or Term Vested Participant who also is entitled to benefits under the AMI SERP who has an existing Agreement on December 31, 2008 paragraph 1 of which addresses or is silent regarding the AMI SERP]

THIS SECTION 409A UPDATE (“Section 409A Update”) amends the Agreement (“Agreement”) previously entered into between                                                 (the “Participant”) and Tenet Healthcare Corporation (the “Tenet”) with respect to the Participant’s benefits under the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the “Tenet SERP”) . Capitalized terms used in this Section 409A Update that are not defined herein or in the Participant’s Agreement will have the meaning set forth in the Tenet SERP.

1.                                      Tenet made certain clarifying changes to the Tenet SERP in order for it to comply with the requirements of section 409A of the Internal Revenue Code.

2.                                      One of the clarifying changes concerns the manner in benefits are paid under the Tenet SERP with respect to a participant who is also entitled to a benefit under the American Medical International, Inc. Supplemental Executive Retirement Plan (the “AMI SERP”). Accordingly, paragraph 1 of the Participant’s Agreement is revised to read as follows:

1.                                     The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by and have the benefit of each and every provision of the Tenet SERP, as amended from time to time, EXCEPT that when benefits become payable under the Tenet SERP, the amount of benefits calculated under the Tenet SERP will include an offset of the benefits earned under the AMI SERP and AMI Pension Plan as of December 31, 1995, in addition to offset provided by the Existing Retirement Benefits Adjustment Factor shown in item 3 below. For purposes of determining the offset attributable to the AMI SERP and the AMI Pension Plan, the amount of Participant’s benefits under the Tenet SERP, the AMI SERP and the AMI Pension Plan will be calculated as of Participant’s normal retirement date, as defined in such plans, and the offset will be determined accordingly using the actuarial factors and assumptions specified in the applicable plans. Participant’s benefits under the AMI SERP and AMI Pension Plan will be paid to Participant pursuant to the terms of such plans. Participant’s benefits under the Tenet SERP, as calculated pursuant to this item 1, will be paid in accordance with the terms of the Tenet SERP and this Agreement.

3.                                      The provisions of this Section 409A Update are effective December 31, 2008. In all other respects the terms of the Participant’s Agreement remain in effect.

TENET HEALTHCARE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR PARTICIPANTS NAMED ON AND AFTER AUGUST 3, 2011

THIS AGREEMENT is made as of                                         ,                [and supersedes] [any previous agreement] [the previous agreement dated                             ,                             ,] by and between TENET HEALTHCARE CORPORATION, a Nevada corporation (“Tenet”), and                                (“Participant”).

WHEREAS, Tenet has adopted the Tenet Healthcare Corporation Supplemental Executive Retirement Plan (the “Tenet SERP”) for a select group of highly compensated or management employees of Tenet and its Subsidiaries (as defined in the Tenet SERP); and

WHEREAS, Tenet has determined that Participant is currently eligible to participate in the Tenet SERP; and

WHEREAS, the Tenet SERP requires that an agreement be entered into between Tenet and Participant setting out certain terms and benefits of the Plan as they apply to the Participant.

NOW, THEREFORE, Tenet and Participant hereby agree as follows:

1.                                      Incorporation of Tenet SERP Terms.  The Tenet SERP is hereby incorporated into and made a part of this Agreement as though set forth in full herein; provided, however, that the provisions of Section 2.22 regarding the crediting of age and Years of Service during the severance period under the Severance Plan will not apply (i.e., the Participant will not be credited with age and Years of Service during the severance period and instead his eligibility for an Early Retirement Benefit will be determined as of the date of his Termination of Employment).  The parties shall be bound by and have the benefit of each and every applicable provision of the Tenet SERP.  Participant’s benefits under the Tenet SERP will be calculated and paid pursuant to the terms of the Tenet SERP and this Agreement.

2.                                      Participant Data for Benefit Calculation Purposes.  Participant was born on                                                   , and his or her present employment with Tenet or a Subsidiary thereof, (i) for purposes of determining “Years of Service,” under the Tenet SERP began on                                            , (ii) for purposes of determining vesting under Section 4.3 of the Tenet SERP began on                                           .

A “Domestic Partner,” as defined under the Criteria for Domestic Partnership Status under the Tenet Employee Benefit Plan, will be treated as the Participant’s spouse for purposes of the Tenet SERP.

Participant’s spouse/Domestic Partner (please circle which applies):

                                                                                            was born on                              .

Participant’s Eligible Children under the age of 21 and their dates of birth are as follows:

Name	Birth Date

Participant agrees to notify the VP, Executive and Corporate HR Services of Tenet promptly from time to time of any change in his or her spouse, Domestic Partner or Eligible Children.

3.                                      Existing Retirement Benefit Plans Adjustment Factor.  Participant’s “Existing Retirement Benefit Plans Adjustment Factor” under Article II of the Tenet SERP is                            percent.

4.                                  Payment of Tenet SERP Benefits.  Except as provided in the SERP, payments under the Tenet SERP will begin not later than the first day of the calendar month following the occurrence of an event which entitles Participant (or his or her Surviving Spouse (including a Domestic Partner pursuant to paragraph 2 herein) or Eligible Children) to payments under the Tenet SERP.

5.                                      Dispute Resolution.  Any dispute or claim for benefits under the Tenet SERP must be resolved through the claims procedure set forth in Article VII of the Tenet SERP which procedure culminates in binding arbitration.  By accepting the benefits provided under the Tenet SERP, Participant hereby agrees to binding arbitration as the final means of dispute resolution with respect to the Tenet SERP.

6.                                      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Tenet and its successors and assigns and Participant and his or her beneficiaries.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on                                                    , 20                 .

PARTICIPANT	TENET HEALTHCARE CORPORATION

By:
Cathy Fraser, SVP, Human Resources